Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree, pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, to file a joint statement on Schedule 13D (including amendments thereto) pertaining to their beneficial ownership of shares of Common Stock of Nutrastar International Inc.

This agreement may be terminated for any reason by any party hereto immediately upon the personal delivery or facsimile transmission of notice to that effect to the other parties hereto.

Date: July 3, 2014

Accretive Capital Partners, LLC
Accretive Capital Management, LLC

Signature	/s/ Richard E. Fearon, Jr.
Richard E. Fearon, Jr., as the managing partner of
Accretive Capital Management, the manager of
Accretive Capital Partners

Richard E. Fearon, Jr.

Signature	/s/ Richard E. Fearon, Jr.